Exhibit 3.1

AMENDMENT NO. 2 TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

This Amendment No. 2 (this “Amendment No. 2”) to the Fourth Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”) dated as of April 28, 2017 (as amended to date, the “Partnership Agreement”) is hereby adopted effective as of April 25, 2018 by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as the general partner of the Partnership. Capitalized terms used by not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) thereof to reflect a change that, the General Partner determines, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or (ii) pursuant to Section 13.1(g) thereof to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, in connection with the transactions contemplated by that certain Underwriting Agreement, dated as of April 18, 2018, by and among the Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, the Partnership has agreed to issue limited partner interests designated as “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units,” having the rights, preferences and privileges set forth in this Amendment No. 2; and

WHEREAS, the General Partner has determined, (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect and (ii) pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of the issuance of the 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments.

(a) Section 1.1 of the Partnership Agreement is amended to add or to amend and restate the following definitions in their entirety in the appropriate alphabetical order:

“Arrears” means, (a) with respect to the Series A Distributions, the full cumulative Series A Distributions through the most recent Series A Distribution Payment Date that have not been paid on all Outstanding Series A Preferred Units, (b) with respect to the Series B Distributions, the full cumulative Series B Distributions through the most recent Series B Distribution Payment Date that have not been paid on all Outstanding Series B Preferred Units, and (c) with respect to the Series C Distributions, the full cumulative Series C Distributions through the most recent Series C Distribution Payment Date that have not been paid on all Outstanding Series C Preferred Units.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Series A Distributions, (iv) provide funds for Series B Distributions, (v) provide funds for Series C Distributions or (vi) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (vi) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Calculation Agent” means the financial institution that will be appointed by the General Partner prior to the Series A Floating Rate Period, Series B Floating Rate Period or Series C Floating Rate Period to act in its capacity as calculation agent for the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units, as applicable, and its successors and assigns or any other calculation agent appointed by the General Partner. For the avoidance of doubt, the Partnership and its affiliates shall not be appointed by the General Partner to act as calculation agent for the Series A Preferred Units, the Series B Preferred Units or the Series C Preferred Units.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit, a Series B Preferred Unit or a Series C Preferred Unit.

“Equity Credit” means the dollar amount or percentage in relation to the stated liquidation preference amount of (i) $1,000 per Series A Preferred Unit, (ii) $1,000 per Series B Preferred Unit or (iii) $25.00 per Series C Preferred Unit assigned to the Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, as applicable, as equity, rather than debt, by a rating agency in evaluating the capital structure of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class E Units, Class G Units, Class J Units, Class K Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

“Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

(a) Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) Series A Redemption Payments, (v) Series B Redemption Payments or (vi) Series C Redemption Payments. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner shall determine the amounts to be allocated to each.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i); provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner, (iv) to any Series A Holder in connection with any vote, consent or approval of the Series A Holders pursuant to Section 5.16(b)(iii), (v) to any Series B Holder in connection with any vote, consent or approval of the Series B Holders pursuant to Section 5.17(b)(iii), or (vi) to any Series C Holder in connection with any vote, consent or approval of the Series C Holders pursuant to Section 5.18(b)(iii).

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Units, the Series B Preferred Units or the Series C Preferred Units, the General Partner shall act in such capacity.

“Percentage Interest” means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it), the product obtained by dividing (i) the Capital Account balance of the General Partner by (ii) the aggregate Capital Account balances of all Limited Partners and the General Partner, (b) as to any holder of a Common Unit or Assignee holding Common Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (c) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right, a Class I Unit, a Class J Unit, a Class K Unit, a Series A Preferred Unit, a Series B Preferred Unit and a Series C Preferred Unit shall at all times be zero. The Percentage Interest for the Class E Units shall be the Class E Percentage and the Percentage Interest for the Class G Units shall be the Class G Percentage.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, (d) solely when modifying Series A Holders, apportioned equally among all Series A Holders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Holder, (e) solely when modifying Series B Holders, apportioned equally among all Series B Holders in accordance with the relative number or percentage of Series B Preferred

Units held by each such Series B Holder and (f) solely when modifying Series C Holders, apportioned equally among all Series C Holders in accordance with the relative number or percentage of Series C Preferred Units held by each such Series C Holder.

“Series C Base Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit.

“Series C Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series C Preferred Units, as such criteria are in effect as of the Series C Original Issue Date.

“Series C Distribution Payment Date” means the 15th day of each February, May, August and November of each year (except that the Series C Distribution Payment Date for the initial Series C Distribution Period shall be August 15, 2018); provided however, that if any Series C Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series C Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series C Distribution Period” means a period of time from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include the Series C Original Issue Date), to, but excluding, the next Series C Distribution Payment Date for such Series C Distribution Period.

“Series C Distribution Rate” means an annual rate equal to (i) during the Series C Fixed Rate Period, 7.375% of the Series C Liquidation Preference and (ii) during the Series C Floating Rate Period, a percentage of the Series C Liquidation Preference equal to the sum of (a) the Three-Month LIBOR, as calculated on each applicable Series C LIBOR Determination Date, and (b) 4.530%.

“Series C Distribution Record Date” has the meaning given such term in Section 5.18(b)(ii)(B).

“Series C Distributions” means distributions with respect to Series C Preferred Units pursuant to Section 5.18(b)(ii).

“Series C Fixed Rate Period” means the period from and including the Series C Original Issue Date to, but excluding, May 15, 2023.

“Series C Floating Rate Period” means the period from and including May 15, 2023 and thereafter until such time as all of the Outstanding Series C Preferred Units are redeemed in accordance with Section 5.18(b)(iv).

“Series C Holder” means a Record Holder of Series C Preferred Units.

“Series C Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series C Preferred Units, including but not limited to Common

Units, Class E Units, Class G Units, Class K Units, the General Partner Interest and Incentive Distribution Rights, but excluding any Series C Parity Securities and Series C Senior Securities.

“Series C LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series C Distribution Period.

“Series C Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series C Preferred Units), which liquidation preference shall be subject to increase by the per Series C Preferred Unit amount of any accumulated and unpaid Series C Distributions (whether or not such distributions shall have been declared).

“Series C Original Issue Date” means April 25, 2018.

“Series C Parity Securities” means the Series A Preferred Units, the Series B Preferred Units and any class or series of Partnership Interests established after the Series C Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series C Preferred Units” has the meaning given such term in Section 5.18(a).

“Series C Rating Event” means a change by any Rating Agency to the Series C Current Criteria, which change results in (i) any shortening of the length of time for which the Series C Current Criteria are scheduled to be in effect with respect to the Series C Preferred Units or (ii) a lower Equity Credit being given to the Series C Preferred Units than the Equity Credit that would have been assigned to the Series C Preferred Units by such Rating Agency pursuant to its Series C Current Criteria.

“Series C Redemption Date” has the meaning given such term in Section 5.18(b)(iv)(A).

“Series C Redemption Notice” has the meaning given such term in Section 5.18(b)(iv)(B).

“Series C Redemption Payments” means payments to be made to the Series C Holders to redeem Series C Preferred Units in accordance with Section 5.18(b)(iv).

“Series C Redemption Price” has the meaning given such term in Section 5.18(b)(iv)(A).

“Series C Senior Securities” means any class or series of Partnership Interests established after the Series C Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity. The Transfer Agent for the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units shall be American Stock Transfer & Trust Company, LLC, and its successors and assigns, or any other transfer agent and registrar appointed by the General Partner for the Series A Preferred Units, the Series B Preferred Units or the Series C Preferred Units, as applicable.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class E Units, Class G Units, Class K Units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, but shall not include (a) the General Partner Interest, (b) the Incentive Distribution Rights, (c) the Class I Units or (d) the Class J Units.

“Unit Majority” means at least a majority of the Outstanding Units (excluding the Class E Units, Class G Units, Class K Units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units in respect of matters in which the holders of the Class E Units, Class G Units, Class K Units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units are not entitled to a vote), voting together as a single class.

(b) Section 5.5(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest (provided that the Capital Account of a Series A Holder, a Series B Holder or a Series C Holder shall not be reduced by any Series A Distributions, Series B Distributions or Series C Distributions it receives) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

The Capital Account balance with respect to each Common Unit as of the Effective Time shall be the Closing Price of the Common Units on the day the Effective Time occurs. The Capital Account balance with respect to the General Partner Interest, the Incentive Distribution Right (including the Partners’ Class J Units), each Class G Unit, each Class I Unit, each Class E Unit and each Class K Unit as of the Effective Time shall be equal to the Capital Account balance maintained by ETP for the ETP General Partner Interest, the ETP Incentive Distribution Right, each ETP Class G Unit, each ETP Class I Unit, each ETP Class E Unit and each ETP

Class K Unit as determined pursuant to the ETP Partnership Agreement immediately prior to the Effective Time, taking into account the revaluation of the assets of ETP pursuant to Section 5.5(d) of the ETP Partnership Agreement and the allocation of any Unrealized Gain and Unrealized Loss (each as defined in the ETP Partnership Agreement) resulting from such revaluation pursuant to Section 6.1 of the ETP Partnership Agreement. The initial Capital Account Balance in respect of each Series A Preferred Unit on the Series A Original Issue Date shall be the Series A Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series B Preferred Unit on the Series B Original Issue Date shall be the Series B Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series C Preferred Unit on the Series C Original Issue Date shall be the Series C Liquidation Preference on such date.”

(c) Article V of the Partnership Agreement is hereby amended by adding a new Section 5.18 at the end thereof as follows:

“5.18 Establishment of Series C Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series C Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.18. Each Series C Preferred Unit shall be identical in all respects to every other Series C Preferred Unit, except as to the respective dates from which the Series C Liquidation Preference shall increase or from which Series C Distributions may begin accruing, to the extent such dates may differ. The Series C Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series C Holder for conversion or, except as set forth in Section 5.18(b)(iv), redemption thereof at a particular date.

(b) Rights of Series C Preferred Units. The Series C Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Series C Preferred Units.

(A) The authorized number of Series C Preferred Units shall be unlimited. Series C Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series C Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series C Holder shall be entitled to receive a definitive Certificate evidencing its Series C Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series C Preferred Units and the General Partner shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series C Preferred Units, payments and communications made by the Partnership to Series C Holders shall be made by making payments to, and communicating with, the Depositary.

(ii) Distributions.

(A) Distributions on each Outstanding Series C Preferred Unit shall be cumulative and shall accumulate at the applicable Series C Distribution Rate from and including the Series C Original Issue Date (or, for any subsequently issued and newly Outstanding Series C Preferred Units, from and including the Series C Distribution Payment Date immediately preceding the issue date of such Series C Preferred Units) until such time as the Partnership pays the Series C Distribution or redeems such Series C Preferred Unit in accordance with Section 5.18(b)(iv), whether or not such Series C Distributions shall have been declared. Series C Holders shall be entitled to receive Series C Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series C Distribution Rate per Series C Preferred Unit when, as, and, if declared by the General Partner. Series C Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.18(b)(ii), shall be paid, in Arrears, on each Series C Distribution Payment Date (other than the initial Series C Distribution, which shall be paid on August 15, 2018). Series C Distributions shall accumulate in each Series C Distribution Period from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include the Series C Original Issue Date), to, but excluding, the next Series C Distribution Payment Date for such Series C Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series C Distributions at the Series C Distribution Rate. If any Series C Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series C Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series C Fixed Rate Period, Series C Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series C Floating Rate Period, Series C Distributions shall be computed by multiplying the Series C Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series C Distribution Period (determined by including the first day of such Series C Distribution Period and excluding the last day, which is the Series C Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series C Liquidation Preference of all Outstanding Series C Preferred Units. All Series C Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.18(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series C Distribution Period shall be for the account of the holders of Series C Preferred Units as of the applicable Series C Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series C Distribution Payment Date, the Partnership shall pay those Series C Distributions, if any, that shall have been declared by the General Partner to Series C Holders on the Record Date for the applicable Series C Distribution. The Record Date (the “Series C Distribution Record Date”) for the payment of any Series C Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series C Distribution Payment Date, except that in the case of payments of Series C Distributions in Arrears, the Series C Distribution Record Date with respect to a Series C Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.18. So long as any Series C Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series C Junior Securities (other than a distribution payable solely in Series C Junior Securities) unless full cumulative Series C Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series C Preferred Units (and distributions on any other Series C Parity Securities) through the most recent respective Series C Distribution Payment Date (and distribution payment date with respect to such Series C Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.18(b)(ii)(B), if a distribution period with respect to a class of Series C Junior Securities or Series C Parity Securities is shorter than the Series C Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series C Junior Securities or Series C Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series C Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series C Preferred Units on the next successive Series C Distribution Payment Date. Accumulated Series C Distributions in Arrears for any past Series C Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series C Distribution Payment Date, to Series C Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series C Distributions in Arrears on all Outstanding Series C Preferred Units and all accumulated distributions in arrears on any Series C Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series C Preferred Units and accumulated distributions in arrears on any such Series C Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series C Preferred Units and any other Series C Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series C Preferred Units and any such other Series C Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series C Preferred Units and such other Series C Parity Securities at such time. Subject to Sections 12.4 and Section 5.18(b)(v), Series C Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series C Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series C Distributions as described in Section 5.18(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series C Preferred Units. So long as the Series C Preferred Units are held of record by the Depositary or its nominee, declared Series C Distributions shall be paid to the Depositary in same-day funds on each Series C Distribution Payment Date or other distribution payment date in the case of payments for Series C Distributions in Arrears.

(C) The Series C Distribution Rate for each Series C Distribution Period in the Series C Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series C Distribution Period. The Calculation Agent then will add the spread of 4.530% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(a) If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.

(b) If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(c) Unless otherwise determined by the General Partner, Series C Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series C Distribution is made.

(iii) Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series C Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.18(b)(iii) or as otherwise required by the Delaware Act.

(B) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series C Preferred Units; provided, however, that (i) subject to Section 5.18(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.18(b)(iii)(B) and (ii) for purposes of this Section 5.18(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series C Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series C Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series C Preferred Units.

(C) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a class together with holders of any other Series C Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series C Parity Securities (including any additional Series C Preferred Units) if the cumulative distributions payable on Outstanding Series C Preferred Units (or any Series C Parity Securities, if the holders of such Series C Parity Securities vote as a class together with the Series C Holders pursuant to this Section 5.18(b)(iii)(C)) are in Arrears or (y) create or issue any Series C Senior Securities.

(D) For any matter described in this Section 5.18(b)(iii) in which the Series C Holders are entitled to vote as a class (whether separately or together with the holders of any Series C Parity Securities), such Series C Holders shall be entitled to one vote per Series C Preferred Unit. Any Series C Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Sections 5.18(b)(iii)(B) and 5.18(b)(iii)(C), no vote of the Series C Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series C Preferred Units at the time Outstanding.

(iv) Optional Redemption; Series C Rating Event.

(A) The Partnership shall have the right (i) at any time, and from time to time, on or after May 15, 2023 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series C Rating Event, in each case, to redeem the Series C Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 5.18(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series C Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series C Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.18(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.18(b)(iv)(A)), of the Series C Liquidation Preference for such Series C Preferred Unit on such Series C Redemption Date plus an amount equal to all unpaid Series C Distributions thereon from the Series C Original Issue Date to, but excluding, the Series C Redemption Date (whether or not such distributions shall have been declared) (the “Series C Redemption Price”). So long as the Series C Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series C Redemption Price shall be paid by the Paying Agent to the Depositary on the Series C Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series C Redemption Date to the Series C Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series C Preferred Units to be redeemed as such Series C Holders’ names appear on the books of the Transfer Agent and at the address of such Series C Holders shown therein. Such notice (the “Series C Redemption Notice”) shall state, as applicable: (1) the Series C Redemption Date, (2) the number of Series C Preferred Units to be redeemed and, if less than all Outstanding Series C Preferred Units are to be redeemed, the number (and in the case of Series C Preferred Units in certificated form, the identification) of Series C Preferred Units to be redeemed from such Series C Holder, (3) the Series C Redemption Price, (4) the place where any Series C Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series C Redemption Price therefor (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series C Preferred Units to be redeemed shall cease to accumulate from and after such Series C Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series C Preferred Units, the number of Series C Preferred Units to be redeemed shall be determined by the General Partner, and such Series C Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series C Preferred Units. The aggregate Series C Redemption Price for any such partial redemption of the Outstanding Series C Preferred Units shall be allocated correspondingly among the redeemed Series C Preferred Units. The Series C Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.18.

(D) If the Partnership gives or causes to be given a Series C Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Units as to which such Series C Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series C Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series C Redemption Price to each Series C Holder whose Series C Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series C Redemption Notice. If a Series C Redemption Notice shall have been given, from and after the Series C Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series C Redemption Notice, all Series C Distributions on such Series C Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series C Preferred Units as Limited Partners with respect to such Series C Preferred Units to be redeemed shall cease, except the right to receive the Series C Redemption Price, and such Series C Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series C Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series C Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series C Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series C Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series C Redemption Notice, there shall be no redemption of any Series C Preferred Units called for redemption until funds sufficient to pay the full Series C Redemption Price of such Series C Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series C Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series C Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series C Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series C Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.18, in the event that full cumulative distributions on the Series C Preferred Units and any Series C Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Units or Series C Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series C Holders and holders of any Series C Parity Securities. Subject to Section 4.10, so long as any Series C Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series C Junior Securities unless full cumulative distributions on the Series C Preferred Units and any Series C Parity Securities for all prior and the then-ending Series C Distribution Periods, with respect to the Series C Preferred Units, and all prior and then ending distribution periods, with respect to any such Series C Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights.

In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series C Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series C Senior Securities or Series C Parity Securities), (i) first, any accumulated and unpaid distributions on the Series C Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series C Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Base Liquidation Preference of such Series C Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series C Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit is equal to the Series C Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series C Parity Securities (including pursuant to Sections 5.16(b)(v) and 5.17(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units and such Series C Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit and such Series C Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Base Liquidation Preference of such Series C Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series C Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series C Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series C Parity Securities (including pursuant to Sections 5.16(b)(v) and 5.17(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series C Preferred Units and such Series C Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit and such Series C Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series C Preferred Units and any Series C Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series C Preferred Units shall become entitled to receive any distributions in respect of the Series C Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series C Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series C Senior Securities or Series C Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series C Preferred Units.

(vi) Rank.

The Series C Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A) senior to any Series C Junior Securities;

(B) on a parity with any Series C Parity Securities;

(C) junior to any other Series C Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund.

The Series C Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series C Holder as the true, lawful, and absolute owner of the applicable Series C Preferred Units for all purposes, and neither the General Partner, the Partnership, nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series C Preferred Units may be listed or admitted to trading, if any.

(ix) Other Rights; Fiduciary Duties.

The Series C Preferred Units and the Series C Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series C Holders, other than the implied contractual covenant of good faith and fair dealing.”

(d) Section 6.1(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years;

(ii) Second, to all Series A Holders, Series B Holders and Series C Holders, in proportion to, and to the extent of the Net Loss allocated to such Series A Holders, Series B Holders and Series C Holders pursuant to Section 6.1(b)(iii) for all previous taxable years, until the aggregate amount of Net Income allocated to such Series A Holders, Series B Holders and Series C Holders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable years is equal to the aggregate amount of Net Loss allocated to such Series A Holders, Series B Holders and Series C Holders pursuant to Section 6.1(b)(iii) for all previous taxable years; provided that in no event shall Net Income be allocated to any such Series A Holders, Series B Holders and Series C Holders to cause its Capital Account in respect of a Series A Preferred Unit, a Series B Preferred Unit or a Series C Preferred Unit to exceed the Series A Base Liquidation Preference, the Series B Base Liquidation Preference or the Series C Base

Liquidation Preference in respect of such Series A Preferred Units, Series B Preferred Units or Series C Preferred Units;

(iii) Third, 100% to the General Partner and the Unitholders (other than Series A Holders, Series B Holders and Series C Holders), in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iv) Fourth, the balance, if any, 100% to the General Partner and the Unitholders (other than Series A Holders, Series B Holders and Series C Holders) in accordance with their respective Percentage Interests. For purposes of allocating Net Income pursuant to this Section 6.1(a), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Income pursuant to this Section 6.1(a).”

(e) Section 6.1(b) of the Partnership Agreement is hereby amended and restated as follows:

“(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Losses for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner and the Unitholders (other than Series A Holders, Series B Holders and Series C Holders), in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iv) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the General Partner and the Unitholders (other than Series A Holders, Series B Holders and Series C Holders) in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account). For purposes of allocating Net Losses pursuant to this Section 6.1(b), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Losses pursuant to this Section 6.1(b);

(iii) Third, to all Series A Holders, Series B Holders and Series C Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit and Series C Preferred Unit then Outstanding has been reduced to zero; and

(iv) Fourth, the balance, if any, 100% to the General Partner.”

(f) Section 6.1(c) of the Partnership Agreement is hereby amended and restated as follows:

“(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable year shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)) such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, to all Series A Holders, Series B Holders and Series C Holders, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit, Series B Preferred Unit and Series C Preferred Unit equals the Series A Base Liquidation Preference, the Series B Base Liquidation Preference or the Series C Base Liquidation Preference;

(C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders (other than Series A Holders, Series B Holders and Series C Holders), Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”);

(D) Fourth, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders (other than Series A Holders, Series B Holders and Series C Holders), Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (D), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) the excess of (a) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the

Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Section 6.4(a)(iv) of the Previous Agreement and Section 6.4(a)(ii) of this Agreement (the sum of (1) plus (2) plus (3) is hereinafter defined as the “First Liquidation Target Amount”);

(E) Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders (other than Series A Holders, Series B Holders and Series C Holders), Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (a) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Section 6.4(a)(v) of the Previous Agreement and Section 6.4(a)(iii) of this Agreement (the sum of (1) plus (2) is hereinafter defined as the “Second Liquidation Target Amount”);

(F) Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders (other than Series A Holders, Series B Holders and Series C Holders), Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (F),until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (a) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Section 6.4(a)(vi) of the Previous Agreement and Section 6.4(a)(iv) of this Agreement (the sum of (1) plus (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(G) Finally, any remaining amount (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders (other than Series A Holders, Series B Holders and Series C Holders), Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (G).

For purposes of allocating Net Termination Gain pursuant to this Section 6.1(c)(i), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Termination Gain pursuant to this Section 6.1(c)(i).

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (a) the Capital

Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (b) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all Partnership Liabilities.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, to the General Partner and all Unitholders (other than Series A Holders, Series B Holders and Series C Holders) in accordance with their Percentage Interests until the Capital Account in respect of each Unit then Outstanding has been reduced to zero;

(B) Second, to all Series A Holders, Series B Holders and Series C Holders, in proportion to their Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit or Series C Preferred Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

For purposes of allocating Net Termination Loss pursuant to this Section 6.1(c)(ii), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Termination Loss pursuant to this Section 6.1(c)(ii).”

(g) Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (a) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (b) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income and gain in an aggregate amount equal to the product obtained by multiplying (a) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (b) the sum of the amounts allocated in clause (1) above. This Section 6.1(d)(iii)(A) shall not apply to the Class E Units, the Class K Units, the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units.”

(h) Section 6.1(d) of the Partnership Agreement is hereby amended by adding a new subsection (xvii) at the end thereof as follows:

“(xvii) Series C Preferred Unit Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series C Preferred Unit for an

amount in excess of the Series C Liquidation Preference shall be allocated to the Unitholders (other than Series C Holders) in accordance with their respective Percentage Interests.

(i) Section 6.4(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a) Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.15(b)(iii), Section 5.16(b)(ii), Section 5.17(b)(ii), Section 5.18(b)(ii), or Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (i) until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (ii) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (iii) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 35% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (iv) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (v).”

(j) Article VI of the Partnership Agreement is hereby amended by adding a new Section 6.12 at the end thereof as follows:

“6.12 Special Provisions Relating to Series C Holders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series C Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.18(b)(iii) or as required by applicable law, or (B) be entitled to any distributions other than as provided in Section 5.18(b)(ii).

(k) Section 12.4(c) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy the Series A Liquidation Preference provided for under Section 5.16(b)(v), the Series B Liquidation Preference provided for under Section 5.17(b)(v) and the Series C Liquidation Preference provided for under Section 5.18(b)(v)shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).”

(l) Section 13.1(e) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Series A Distributions, Series B Distributions and Series C Distributions) are to be made by the Partnership;”

Section 2. Ratification of Partnership Agreement. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment No. 2 shall be governed by, and interpreted in accordance with the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 4. Severability of Provision. Each provision of this Amendment No. 2 shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No. 2 that are valid, enforceable and legal.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment No. 2 has been executed as of the date first written above.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C. its general partner

By:	/s/ Dylan Bramhall
Name:	Dylan Bramhall
Title:	Vice President – Financial Planning and Analysis

[Signature Page to Amendment No. 2 to Fourth Amended and Restated Agreement

of Limited Partnership of Energy Transfer Partners, L.P.]